SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]  Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          BENCHMARK ELECTRONICS, INC.
                (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                           BENCHMARK ELECTRONICS, INC.
                              3000 TECHNOLOGY DRIVE
                              ANGLETON, TEXAS 77515

                  NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON TUESDAY, MAY 20, 1997

Shareholders of Benchmark Electronics, Inc.:

     The 1997 Annual Meeting of Shareholders of Benchmark Electronics, Inc. ("Company") will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on Tuesday, May 20, 1997, beginning at 10:00 a.m. (local time), for the following purposes:

          1. to elect seven directors to serve on the Board of Directors until the 1998 annual meeting of shareholders and until their successors are duly elected and qualified;

          2. to consider and act upon a proposed amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 10 million to 30 million shares;

          3. to consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the year ending December 31, 1997; and

          4. to transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 10, 1997, are entitled to notice of and to vote at the meeting and any adjournment thereof.

     You are cordially invited to attend the meeting. Regardless of whether you plan to attend the meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

                                          By order of the Board of Directors,
                                          Cary T. Fu
                                          EXECUTIVE VICE PRESIDENT

Angleton, Texas
April 18, 1997

                            YOUR VOTE IS IMPORTANT.

     TO ENSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. THE PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                           BENCHMARK ELECTRONICS, INC.
                              3000 TECHNOLOGY DRIVE
                              ANGLETON, TEXAS 77515
                                 (409) 849-6550

                                 APRIL 18, 1997

                            ------------------------

                                 PROXY STATEMENT
                                       FOR
                       1997 ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON TUESDAY, MAY 20, 1997
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Benchmark Electronics, Inc.
("Company") for use at the 1997 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 20, 1997, beginning at 10:00 a.m. (local time), and any adjournment thereof ("Meeting") for the purposes set forth in this Proxy Statement and the accompanying Notice. This Proxy Statement, the Notice and the enclosed form of proxy will be sent to shareholders on or about April 21, 1997.

PROXIES

     If any proxy in the enclosed form is properly executed and is received by the Company before or at the Meeting, the shares represented thereby will be voted in accordance with the directions set forth therein. If no direction is made, a proxy that is properly signed and received by the Company and which is not revoked will be voted FOR the election of all nominees for director named herein to serve on the Board of Directors until the 1998 annual meeting of shareholders and until their successors are duly elected and qualified, FOR approval of the proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 10 million to 30 million shares, and FOR the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the year ending December 31, 1997. If any other matter, not known or determined at the time of the solicitation of proxies, properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Proxies may be revoked by written notice received by the Secretary of the Company at any time before they are voted and will be deemed revoked by voting in person at the Meeting.

VOTING SECURITIES

     Shareholders of record at the close of business on April 10, 1997 are entitled to notice of and to vote at the Meeting. As of April 10, 1997, there were 5,742,884 shares of common stock, $0.10 par value per share ("Common Stock"), issued, outstanding and entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote on all matters that may properly come before the Meeting.

QUORUM AND OTHER MATTERS

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees which are voted on at least one matter coming before the Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "non-vote") for voting on some or all other matters.

     The Company's Restated Articles of Incorporation provide that directors will be elected by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and present, in person or represented by proxy, at the Meeting. Approval of the proposed amendment to the Company's Restated Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. All other matters to come before the meeting for which the Texas Business Corporation Act does not require the affirmative vote of the holders of a specified portion of the shares entitled to vote require the approval of a majority of the outstanding shares of Common Stock entitled to vote and present, in person or represented by proxy, at the Meeting. Therefore, an abstention, a non-vote or a withholding of authority to vote with respect to a proposal relating to the election of directors, the proposed amendment to the Company's Restated Articles of Incorporation or other matters to come before the meeting will have the effect of a vote against such proposal.

     Votes at the Meeting will be tabulated by an Inspector of Election appointed by the Company.

     The Board of Directors is not aware of any matters that are expected to come before the Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The following table sets forth certain information with respect to each nominee for election as a director of the Company. The information as to age, principal occupation, shares of Common Stock beneficially owned, and directorships has been furnished by each such nominee.

                                                                              PERCENTAGE
                                                              SHARES OF           OF
                                                             COMMON STOCK    OUTSTANDING
                                                             BENEFICIALLY     SHARES OF
       NAME          AGE       PRINCIPAL OCCUPATION             OWNED        COMMON STOCK
------------------   --- ---------------------------------   ------------    ------------
John C. Custer....   66  Retired                                 17,980(1)           (2)
Donald E.
  Nigbor..........   49  President of the Company               148,916(3)        2.6%
Steven A.
  Barton..........   48  Executive Vice President of the         22,585(4)           (2)
                           Company
Cary T. Fu........   48  Executive Vice President of the        154,005(3)        2.7%
                           Company
Peter G.
  Dorflinger......   45  Vice President and General              19,000(5)           (2)
                           Counsel of Advanced Medical
                           Instruments, Inc.
Gerald W. Bodzy...   45  Senior Vice President and               17,600(6)           (2)
                           Managing Director of Stephens
                           Inc.
David H. Arnold...   59  President and Chairman of the          244,996(7)        4.3%
                           Board of DCM Tech, Inc.

------------
(1) Includes 1,200 shares owned by Mr. Custer's wife, and 16,780 shares that may be acquired upon the exercise of options that are currently exercisable.

(2) Less than 1%.

(3) Includes 63,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

(4) Includes 21,200 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

(5) Includes 18,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

(6) Includes (i) 1,600 shares of Common Stock held by Mr. Bodzy as custodian for his children under the Uniform Gifts to Minors Act, as to which shares of Common Stock Mr. Bodzy expressly disclaims beneficial ownership, and (ii) 9,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

(7) Includes 5,644 shares of Common Stock owned of record by Mr. Arnold's wife, 1,363 shares held for Mr. Arnold's benefit in the Company's 401(k) Employee Savings Plan and 3,000 shares that may be acquired upon the exercise of options that are currently exercisable.

     Mr. Custer has been Chairman of the Board of Directors of the Company since 1988 and a member of the Compensation Committee of the Board of Directors since 1990. Mr. Custer was employed by Mason & Hanger Corporation, a technical services contracting and engineering firm, from 1951 until his retirement in February 1996. Mr. Custer became a member of the board of directors of Mason & Hanger Corporation in 1983, serving as Chairman of the Board from 1994 until his retirement, and served in various other management and operations positions before becoming Chairman of the Board.

     Mr. Nigbor has been a director and President of the Company since 1986 and was its General Manager from 1984 to 1990. Before joining the Company, he was employed by Intermedics, Inc. ("Intermedics"), a medical implant manufacturer, serving as a Manufacturing Analyst for its Pacemaker division from 1980 to

1984. Mr. Nigbor holds B.S. and M.S. degrees in engineering from Rensselaer Polytechnic Institute and received an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

     Mr. Barton has been a director and Executive Vice President of the Company since 1990. He served as Executive Vice President -- Marketing and Sales of the Company from 1990 to April 1992. Since June 1, 1993 he has worked part-time for the Company for personal reasons. He also has served the Company as Executive Vice President from 1988 to 1990, a director and Vice President from 1986 to 1988, and President from 1979 to 1983. From 1977 to 1986, Mr. Barton was employed by Intermedics in various management positions. Mr. Barton holds B.S. and M.S. degrees in electrical engineering from the University of South Florida and received an M.B.A. from the Harvard Business School.

     Mr. Fu has been a director and Executive Vice President of the Company since 1990. He served as Executive Vice President -- Financial Administration of the Company from 1990 to April 1992. He also has served the Company as Treasurer from 1986 to January 1996, Secretary from 1990 to January 1996, a director and Secretary from 1986 to 1988 and Assistant Secretary from 1988 to 1990. From 1983 to 1986, Mr. Fu was employed by Intermedics as Controller of the Company and another subsidiary. Mr. Fu holds an M.S. degree in accounting from the University of Houston and is a certified public accountant.

     Mr. Dorflinger has been a director of the Company and a member of the Audit Committee and Compensation Committee of the Board of Directors since 1990. He is currently Vice President and General Counsel of Advanced Medical Instruments, Inc., a manufacturer of medical monitoring equipment, a position he has held since January 1, 1997. From March 1987 through October 1996 he served as Vice President, General Counsel and Secretary of Intermedics. From June 1990 through October 1996 he served as Group Vice President and General Counsel of SULZERmedica, a division of Sulzer Limited of Switzerland, composed of eight operating medical device companies in Europe and the United States. Mr. Dorflinger received a J.D. degree from the University of Houston and also is a director of Maxxim Medical, Inc., a medical products manufacturer and supplier.

     Mr. Bodzy has been a director of the Company since September 1994 and has been a member of the Audit Committee since March 1995. He has been employed since 1990 by Stephens Inc., serving as Senior Vice President and Managing Director. From 1979 to 1990, Mr. Bodzy was employed by Smith Barney, Inc., as an investment banker, serving as Managing Director from 1986 to 1990.

     Mr. Arnold became a director of the Company in 1996 pursuant to the terms of the agreement relating to the Company's acquisition of EMD Technologies, Inc. ("EMD") in July 1996. Mr. Arnold was a co-founder of EMD and served as a director and officer of EMD from 1974 until its acquisition by the Company. Mr. Arnold is currently President and Chairman of the Board of DCM Tech, Inc., a privately-held manufacturer of machine tools. Mr. Arnold earned a B. S. degree in mechanical engineering from Iowa State University and an M.S. degree in mechanical engineering from the University of Michigan. He also serves as a director of Town and Country State Bank in Winona, Minnesota. The agreement relating to the acquisition of EMD by the Company requires the Company to include either Mr. Arnold or Mr. Daniel M. Rukavina (or an acceptable person designated by them) on its recommended slate of nominees for election to the Company's Board of Directors for so long as Mr. Arnold and Mr. Rukavina (including, in the first year after the acquisition, their spouses and descendants) own beneficially in the aggregate at least 10% of the outstanding shares of Common Stock.

     The officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

ELECTION PROCEDURES; TERM

     The directors will be elected by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting. Unless the authority to vote for the election of directors is withheld as to any or all of the nominees, all shares of Common Stock represented by proxy will be voted for the election of the nominees. If the authority to vote for the election of directors is withheld as to any but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted for the election of the nominees as to whom such authority is not withheld. If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors, however, has no reason to believe that any nominee will be unavailable to serve as a director.

     Any vacancy on the Board of Directors occurring after the election may be filled (1) by election at any annual or special meeting of the shareholders called for that purpose, or (2) by a majority of the remaining directors though less than a quorum of the Board of Directors, provided that the remaining directors may not fill more than two such director vacancies during the period between any two successive annual meetings of shareholders. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.

     All directors will be elected to serve until the 1998 annual meeting of shareholders and until their successors are duly elected and qualified.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

OPERATION OF BOARD OF DIRECTORS

     The directors are elected annually by the shareholders and hold office until their successors are elected and qualified. The Amended and Restated Bylaws of the Company provide for a Board of Directors consisting of seven members. The Board of Directors held eleven meetings during 1996.

     The Board of Directors has an Audit Committee and a Compensation Committee, but does not have a nominating committee or any committee performing a similar function.

     The members of the Audit Committee are Messrs. Dorflinger and Bodzy. The functions of the Audit Committee are to recommend to the Board of Directors the retention or discharge of the Company's independent auditors; review and approve the engagement of the independent auditors to conduct an audit of the Company and related matters including the scope, extent and procedures of the audit and the fees to be paid therefor; review, in consultation with the independent auditors, the audit results and their proposed opinion letter or audit report and any related management letter; review and approve the audited financial statements of the Company; consult with the independent auditors and management of the Company, together or separately, on the adequacy of internal accounting controls and review the results thereof; review the independence of the independent auditors; review and approve the engagement of the independent auditors for non-audit services; direct and supervise investigations into matters within the scope of the Audit Committee's duties; and perform such other functions as may be necessary or appropriate in the efficient discharge of its duties. The Audit Committee held one meeting during 1996.

     The members of the Compensation Committee are Messrs. Custer and Dorflinger. The functions of the Compensation Committee are to recommend to the Board of Directors the compensation of the chief executive officer of the Company; determine the compensation of the other officers of the Company; administer the Company's employee benefit plans ("plans"), including, without limitation, determining the terms and conditions of the benefits and the recipients thereof in accordance with the plans; review the plans and advise the Board of Directors regarding the results thereof; and perform such other functions as may be necessary or appropriate in the efficient discharge of its duties. The Compensation Committee held four meetings during 1996.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid by the Company for the three fiscal years ended December 31, 1996, to its Chief Executive Officer and the other executive officers of the Company whose salary and bonus received from the Company for services rendered during the fiscal year ended December 31, 1996, exceeded $100,000.

                                                                                                    LONG TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS
                                                                ANNUAL COMPENSATION                ------------
                                                    -------------------------------------------     SECURITIES
                NAME AND                                                         OTHER ANNUAL       UNDERLYING       ALL OTHER
           PRINCIPAL POSITION              YEAR     SALARY($)    BONUS($)(1)    COMPENSATION($)    OPTIONS (#)   COMPENSATION($)(2)
----------------------------------------   -----    ---------    -----------    ---------------    ------------  ------------------
Donald E. Nigbor........................    1996    $ 153,231      $97,625(3)         -0-             25,000           $5,259
  President and Chief Executive Officer     1995      136,289          -0-            -0-             15,000            5,843
                                            1994      127,115       70,000            -0-             20,000            5,421
Cary T. Fu..............................    1996      153,231       97,625(3)         -0-             25,000            5,893
  Executive Vice President                  1995      136,289          -0-            -0-             15,000            5,843
                                            1994      127,115       70,000            -0-             20,000            5,421

------------
(1) The amounts shown in this column reflect cash bonuses paid to Messrs. Nigbor and Fu pursuant to the Company's incentive bonus plans discussed below under the caption "Executive Compensation and Other Matters -- Board Compensation Committee Report on Executive Compensation -- Cash Bonus."

(2) For fiscal year ended December 31, 1996 the All Other Compensation Column includes (a) $5,175 and $5,809 paid by the Company pursuant to the Company's Qualified 401(k) Employee Savings Plan ("Savings Plan") Messrs. Nigbor and Fu, respectively, and (b) payments by the Company of premiums of $84 for term life insurance on behalf of each of Messrs. Nigbor and Fu. Under the Savings Plan the Company is obligated to make matching contributions to the Savings Plan in an amount equal to 50% of each participant's elective contributions, to the extent that such elective contributions do not exceed 4% of such participant's compensation. The Company also is obligated to make additional contributions to the Savings Plan in an amount equal to 1% of each participant's compensation, regardless of whether the participant makes an elective contribution. The Company also may make discretionary contributions to the Savings Plan based on each participant's compensation compared to the total compensation of all participants.

(3) Of this amount, $50,000 was accrued as of December 31, 1996 under the Company's Incentive Bonus Plan in recognition of the Company's financial performance during 1996. The remaining $47,625 was accrued and paid during 1996 under the Incentive Bonus Plan as a deferred bonus for the Company's financial performance during 1995 and the first quarter of 1996. Because of the decision of several customers during 1995 to extend delivery dates into 1996, the Compensation Committee elected not to pay or accrue any bonuses during 1995 for performance in that year. After the end of the first quarter of 1996, the Compensation Committee determined to accrue $47,625 in bonus for the fifteen month period ended March 31, 1996. See "-- Board Compensation Committee Report on Executive Compensation."

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information concerning options to purchase Common Stock granted during the fiscal year ended December 31, 1996 to the two executive officers named in the Summary Compensation Table.

                                                                                                      POTENTIAL REALIZED
                                                                                                       VALUE AT ASSUMED
                                           NUMBER OF      PERCENT OF                                ANNUAL RATES OF STOCK
                                           SECURITIES    TOTAL OPTIONS      PER                       PRICE APPRECIATION
                                           UNDERLYING     GRANTED TO       SHARE                       FOR OPTION TERM
                                            OPTIONS        EMPLOYEES      EXERCISE    EXPIRATION   ------------------------
                  NAME                     GRANTED(1)       IN 1996        PRICE         DATE          5%          10%
----------------------------------------   ----------    -------------    --------    ----------   ----------  ------------
Donald E. Nigbor........................     25,000           8.03%        $ 27.88    11/04/2006   $  438,339  $  1,110,838
Cary T. Fu..............................     25,000           8.03%          27.88    11/04/2006      438,339     1,110,838

------------
(1) Each option granted and reported in this table vests over a five year period, with 20% of the shares becoming exercisable at the end of each of the second, third and fourth years following the date of grant and the entire option becoming exercisable at the end of the fifth year.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides certain information concerning exercises of options to purchase Common Stock during the fiscal year ended December 31, 1996 by the two executive officers named in the Summary Compensation Table and the value of such officers' unexercised options at December 31, 1996.

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                             SHARES                        OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS
                                            ACQUIRED                            YEAR-END                   AT FISCAL YEAR-END
                                               ON          VALUE      ----------------------------    ----------------------------
                  NAME                     EXERCISE(1)    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------   -----------    --------    -----------    -------------    -----------    -------------
Donald E. Nigbor........................       -0-           -0-         63,000          52,000        $ 826,400       $ 227,700
Cary T. Fu..............................       -0-           -0-         63,000          52,000          826,400         227,700

------------
(1) None of the Company's executive officers has exercised options granted under the Stock Option Plan.

COMPENSATION OF INDEPENDENT DIRECTORS

     The Company pays its independent directors an annual fee of $5,000 and a fee of $500 for each meeting of the Board of Directors or any committee thereof attended in person. The Company also reimburses its independent directors for their reasonable travel expenses in attending such meetings.

     In December 1994, the Board of Directors of the Company adopted the Benchmark Electronics, Inc. 1994 Stock Option Plan for Non-Employee Directors (the "1994 Plan") for the benefit of members of the Board of Directors of the Company or its Affiliates who are not employees of the Company or its Affiliates (as defined in the 1994 Plan). The aggregate number of shares of Common Stock for which options may be granted under the Plan is 100,000. The purpose of the 1994 Plan is to encourage ownership of the Company's Common Stock by eligible non-employee directors of the Company, to provide increased incentive for such directors to render services and to exert maximum effort for the business success of the Company and to further strengthen the identification of directors with the shareholders of the Company. The 1994 Plan terminates 10 years from the date of its adoption and no further options may be granted thereafter pursuant to the 1994 Plan.

     Under the terms of the 1994 Plan, each member of the Board of Directors of the Company or its Affiliates who was not an employee of the Company or any of its Affiliates on the date of the grant (a "Non-Employee Director") will receive a grant of an option to purchase 3,000 shares of the Company's Common Stock upon the date of his election or re-election to the Board of Directors. Additionally, any Non-Employee Director who was a director on the date the Board of Directors adopted the 1994 Plan received (a) an option to purchase 3,000 shares of Common Stock for the fiscal year in which the 1994 Plan was adopted by the Board of Directors and (b) an option to purchase shares of Common Stock in amount equal to (i) 3,000, multiplied by (ii) the number of consecutive fiscal years, immediately preceding the fiscal year during which the 1994 Plan was adopted, that the individual served as a director of the Company, provided that the number under clause (ii) shall not exceed three (3).

     Upon their election as directors in May 1996, each of Messrs. Custer, Dorflinger and Bodzy received a grant under the 1994 Plan of an option to purchase 3,000 shares of Common Stock with an exercise price of $29.38, which was the market price of the Common Stock on the date of the grant. An option to purchase 3,000 shares of Common Stock with an exercise price of $29.38 per share, the market price of the Common Stock on the date of the grant, were also granted in May 1996 to Richard M. Loghry, who was at that time a director of the Company. Mr. Loghry resigned from the Board of Directors effective September 16, 1996. An option to purchase 3,000 shares of Common Stock with an exercise price of $30.75, the market price of the Common Stock on the date of the grant, were granted to Mr. Arnold at the time of his election to the Board of Directors in September 1996.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(a)

     The Company's executive compensation program is administered by the Compensation Committee, a committee of the Board of Directors composed of non-employee directors listed below this report. The Compensation Committee is responsible for recommending to the full Board of Directors compensation of the President of the Company, determining the compensation of the other executive officers of the Company, and administering the Company's employee benefit plans. None of the members of the Compensation Committee have any interlocking or other relationships with the Company that would call into question their independence as Compensation Committee members.

     COMPENSATION POLICIES AND PROGRAMS. The Compensation Committee believes that the goals of the executive compensation program should be to align executive compensation with the Company's long-term business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Compensation Committee believes that the best way to achieve these goals is by aligning the financial interests of the Company's executive officers closely to the interests of the Company's shareholders through a combination of annual cash incentives and stock options, while providing the executive officers with base salary compensation at levels that are competitive with, but which do not exceed, prevailing standards. The compensation of the Company's executive officers is reviewed and approved annually by the Compensation Committee. The Company's executive compensation program is based on three elements, each of which is determined in part by corporate performance:

      o   Base salary compensation

      o   Annual incentive compensation

      o   Stock-based incentive compensation

Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including the relationship between the Company's net income and sales. The Compensation Committee believes that total executive compensation opportunities are competitive and at the median with those offered by employers in the peer group of companies with which the Company compares its performance in the Performance Graph following this report ("Peer Group"), but with less emphasis on base salary compensation than such other employers. The Peer Group does not include other companies (e.g., CMC Industries, Inc., Jabil Circuit, Inc. and Plexus Corp.) whose executive compensation structures the Compensation Committee also reviewed. Such companies are in the electronics industry. However, either they are
------------
(a)Notwithstanding Securities and Exchange Commission ("SEC") filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, the Board Compensation Committee Report on Executive Compensation shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

not direct competitors with the Company or have been publicly traded companies for too short a period of time for performance comparisons with them to be meaningful.

     CASH BASE SALARY. Until August 1993, the Company had identical employment agreements with each of its executive officers, including its chief executive officer. The agreements provided for annual base salaries, subject to adjustment for subsequent twelve-month periods as determined by the Compensation Committee, based on its review of base salaries provided to executive officers of other employers in the Company's industry and certain corporate performance factors such as the Company's net income and sales and historical salary progression. Since August 1993, the Company has not had employment agreements with its executive officers. In August 1996, the Compensation Committee determined that the Company's executive officers named in the Summary Compensation Table should receive a salary increase from $145,000 to $165,000, based on the Company's net income and sales during the fifteen month period ended March 31, 1996. The Compensation Committee used the fifteen month period, rather than 1995, to measure the Company's performance because of the decision of several of the Company's customers during 1995 to extend delivery dates into 1996.

     CASH BONUS. Effective May 6, 1992, the Company adopted an Incentive Bonus Plan ("Bonus Plan") for the benefit of its employees, including executive officers. The Bonus Plan is administered by the Compensation Committee. The total amount of cash bonus awards to be made under the Bonus Plan for any plan year depends primarily on the Company's sales and net income for such year.

     For any plan year, the Company's sales and net income must meet or exceed, or in combination with other factors satisfy, levels targeted by the Company in its business plan, as established at the beginning of each fiscal year, for any bonus awards to be made. Aggregate bonus awards to all participants under the Bonus Plan may not exceed 7% of the Company's net income. Subject to the foregoing guidelines, the Compensation Committee has the authority to determine the total amount of bonus awards, if any, to be made to the eligible employees for any plan year based on its evaluation of the Company's financial condition and results of operations, the Company's business and prospects, and such other criteria as it may determine to be relevant or appropriate. The Compensation Committee has the authority to determine the specific amounts of bonus awards to be made to the Company's executive officers and other key employees based on its evaluation of each such employee's position, performance, service and such other criteria as it may determine to be relevant or appropriate.

     In 1996, the Company's sales and net income exceeded the $135 million and $8.7 million levels targeted by the Company in its 1996 business plan. Additionally, the Company successfully completed the acquisition of EMD. Accordingly, the Compensation Committee in February 1997 awarded an aggregate of $330,000 in cash bonuses under the Bonus Plan to eligible employees, including $50,000 to each of Messrs. Nigbor and Fu. In the second quarter of 1996, the Compensation Committee awarded aggregate bonuses under the Bonus Plan of $300,000, including $47,625 to each of Messrs. Nigbor and Fu, based on the Company's financial performance during the fifteen months ended March 31, 1996. Because of the decision of several of the Company's customers during 1995 to extend delivery dates into 1996, the Compensation Committee had elected to defer awarding any bonuses for 1995 until after the end of the first quarter of 1996.

     STOCK OPTION PLAN. The Compensation Committee believes its stock options are critical in motivating the long-term creation of shareholder value because options focus executive attention on stock price as the primary measure of performance. In 1990, the Company adopted and its shareholders approved a Stock Option Plan for the benefit of its employees, including executive officers. The Stock Option Plan is administered by the Compensation Committee. The purpose of the Stock Option Plan is to encourage ownership of Common Stock by eligible employees, including executive officers, to provide increased incentive for such employees to render services and to exert maximum effort for the business success of the Company and to strengthen identification of such employees with the shareholders for the purpose of maximizing shareholder value. The Stock Option Plan also utilizes vesting periods to encourage its executive officers and eligible employees to continue in the employ of the Company. Stock option grants made to the Chief Executive Officer and other executive officers in 1996 were made in part because of the

Company's success in acquiring EMD. Stock option grants to the Company's Chief Executive Officer and other executive officers are not made automatically each year and are not considered to be a part of normal annual compensation. The amount and terms of options already held by an executive officer generally are not significant factors in the Compensation Committee's determination of whether and how many options should be granted to the executive officer.

     Stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. Accordingly, these stock options are tied to the future performance of the Company's Common Stock and provide value to the recipient only when the price of the Company's Common Stock increases above the option grant price.

                                  SUBMITTED BY THE COMPENSATION COMMITTEE OF
                                  THE COMPANY'S BOARD OF DIRECTORS.

                                  John C. Custer    Peter G. Dorflinger

PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative total shareholder return on its Common Stock for the five-year period commencing December 31, 1991 and ending December 31, 1996, with the cumulative total return of the Standard & Poor's Stock Index (which does not include the Company) and a peer group of companies, which includes Solectron Corporation, SCI Systems, Inc., DII Group Inc. and IEC Electronics Corp. (the "Peer Group"). Dividend reinvestment has been assumed. The Performance Graph assumes $100 invested on December 31, 1991 in the Company's Common Stock, S&P 500 Index and Peer Group.

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN
             BENCHMARK ELECTRONICS, S&P 500 AND A PEER GROUP INDEX

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                        Dec 91    Dec 92    Dec 93    Dec 94    Dec 95    Dec 96
                       -------   -------   -------   -------   -------   -------
Benchmark ..........   $100.00   $136.46   $198.96   $201.04   $229.17   $251.04
Peer Group .........   $100.00   $236.53   $308.53   $296.41   $469.99   $575.57
S&P 500 ............   $100.00   $107.64   $118.50   $120.06   $165.18   $203.11

                              CERTAIN TRANSACTIONS

     The Company and Mason & Hanger entered into a Registration Rights Agreement on March 30, 1992, pursuant to which Mason & Hanger has, subject to certain limitations, the right to require the Company one time, after June 1, 1995, but before June 1, 2005, to register Mason & Hanger's shares of Common Stock under the Securities Act of 1933, as amended, and the right to include its shares of Common Stock in other registrations initiated by the Company until such time as Mason & Hanger holds less than 5% of the outstanding shares of Common Stock. Mason & Hanger will bear all expenses of any registration that includes its shares of Common Stock exclusively. With respect to registrations in which shares of Common Stock are to be sold for the Company's account, the Company will bear all expenses except those expenses incurred solely as a result of Mason & Hanger's participation, which will be paid by Mason & Hanger. Pursuant to the Registration Rights Agreement, Mason & Hanger has agreed to certain restrictions with respect to its shares of Common Stock or any other securities of the Company held by Mason & Hanger entitled generally to vote in the election of directors of the Company ("Voting Securities"). Mason & Hanger is required to be present or represented by proxy at all meetings of the Company's shareholders and is generally prohibited from depositing any Voting Securities in any voting trust or subjecting them to a voting agreement or other similar arrangement, acquiring any additional Voting Securities, joining any partnership or other group for the purpose of holding or disposing of Voting Securities within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or taking any action by a written consent in lieu of a meeting.

     The Agreement and Plan of Merger dated March 27, 1996 relating to the acquisition of EMD (the "Merger Agreement") contains certain restrictions on the ability of David H. Arnold and Daniel M. Rukavina, the "Founding Shareholders" of EMD, to vote and transfer shares of Common Stock received by them in the Acquisition for a period of three years after the closing date of the Acquisition (the "Closing Date"). Until the first anniversary of the Closing Date, the Founding Shareholders may not transfer any shares of Common Stock except by will or the laws of descent and distribution or otherwise by operation of law. During the second and third years after the Closing Date, the Founding Shareholders may make certain transfers that are expressly permitted by the Merger Agreement, but may not make any other transfers unless they have complied with procedures set forth in the Merger Agreement providing for a right of first refusal for the Company with respect to the shares of Common Stock to be transferred by the Founding Shareholders.

     Until the third anniversary of the Closing Date, the Merger Agreement requires the Founding Shareholders to be present, in person or by proxy, at all meetings of shareholders of the Company and to vote all shares of Common Stock held by them, however acquired, in the manner recommended to shareholders by the Company's Board of Directors, except that the Founding Shareholders may vote their shares in their sole discretion with respect to any proposal involving a merger, consolidation, statutory share exchange, reorganization, reclassification or other extraordinary corporate transaction that has been approved by the Company's Board of Directors. Additionally, until the third anniversary of the Closing Date, the Founding Shareholders are prohibited from
(i) soliciting proxies in opposition to the recommendation of the Company's Board of Directors, (ii) depositing any shares of Common Stock in a voting trust or subjecting them to a voting agreement, (iii) acquiring or offering to acquire any shares of Common Stock except from other persons receiving such shares in the Acquisition or as a result of a stock split or dividend or similar transaction, (iv) joining any group for the purpose of acquiring, holding or disposing of Common Stock within the meaning of Section 13(d) of the Exchange Act, (v) initiating, proposing or soliciting shareholders for a shareholder proposal or tender or exchange offer for Common Stock or any change of control of the Company or for the purpose of convening a shareholders' meeting, (vi) acquiring more than 5% of any class of equity security of any entity that has publicly disclosed that it owns or intends to become the owner of, or that the Founding Shareholder otherwise knows owns or intends to become the owner of, 5% of the outstanding shares of Common Stock, and (vi) taking any action by written consent in lieu of a meeting.

     In connection with the consummation of the acquisition of EMD on July 30, 1996, the Company entered into three leases with the co-founders of EMD, Messrs. Arnold and Rukavina, and their respective spouses. The leases cover the real estate and buildings where EMD's operations were conducted and where the Company has continued to operate after the closing and an adjacent parking area. The lease covering the EMD Central building is for a term of 10 years commencing September 1, 1996 at a net rent of $17,150 per month. The lease covering the EMD East building and the adjacent parking lot is for a term of 10 years commencing July 30, 1996 at a net rent of $50,932 per month. The lease covering the parking area for the EMD West building is for a term of 10 years commencing July 30, 1996 at a net rent of $1,150 per month. All of such leases (i) are subject to purchase options in favor of the Company exercisable during the first three years of the lease term and (ii) may be renewed at the option of the Company at fair market rental rates. The Company negotiated the terms of the leases, including purchase options, on an arms-length basis, and obtained appraisals of the real estate and rental values to help establish such terms. The Company believes the terms of such leases are no less favorable to the Company than could have been obtained from unaffiliated third parties.

     Subsequent to closing the acquisition of EMD, the Company has purchased production tooling from DCM Tech, Inc. ("DCM"), a privately held manufacturer of machine tools controlled by Mr. Arnold. Such purchases aggregated $112,263 during the period from the date of closing the acquisition of EMD through December 31, 1996. The Company may continue to purchase production tooling during the current fiscal year. If the Company continued such purchases during 1997 at the same rate as the last six months of 1996, the value of such purchases could exceed five percent of DCM's gross revenues for such year.

                           COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of Common Stock as of March 20, 1997, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each director and nominee for director of the Company, each executive officer of the Company and all directors and executive officers of the Company as a group.

                                                                  PERCENTAGE
                                               SHARES OF              OF
                                              COMMON STOCK       OUTSTANDING
                                           BENEFICIALLY OWNED     SHARES OF
           BENEFICIAL OWNERS                    OWNED(1)         COMMON STOCK
----------------------------------------   ------------------    ------------
John C. Custer..........................          17,980(2)              (3)
  2355 Harrodsburg Road
  Lexington, Kentucky 40504
Donald E. Nigbor........................         148,916(4)           2.6%
  3000 Technology Drive
  Angleton, Texas 77515
Steven A. Barton........................          22,585(5)              (3)
  3000 Technology Drive
  Angleton, Texas 77515
Cary T. Fu..............................         154,005(4)           2.7%
  3000 Technology Drive
  Angleton, Texas 77515
Peter G. Dorflinger.....................          19,000(6)              (3)
  4000 Technology Drive
  Angleton, Texas 77515
Gerald W. Bodzy.........................          17,600(7)              (3)
  333 Clay Street, Suite 3030
  Houston, Texas 77002
David H. Arnold.........................         244,996(8)           4.3%
  1853 Edgewood Road
  Winona, Minnesota 55987
Directors and executive officers as a
  group (7 persons).....................         625,082(9)          10.5%
Mason & Hanger Corporation..............         600,328(10)         10.5%
  2355 Harrodsburg Road
  Lexington, Kentucky 40504
Kalmar Investments Inc..................         312,425(11)          5.4%
  Barley Mill House
  3701 Kennet Pike
  Greenville, Delaware 19807
------------
 (1) Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the shares of Common Stock listed, subject to community property laws.

 (2) Mr. Custer does not own of record any shares of Common Stock. Includes 16,780 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable and 1,200 shares owned of record by Mr. Custer's wife.

 (3) Less than 1%.

 (4) Includes 63,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

 (5) Includes 21,200 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

 (6) Includes 18,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (7) Includes (i) 1,600 shares of Common Stock held by Mr. Bodzy as custodian for his children under the Uniform Gifts to Minors Act, as to which shares of Common Stock Mr. Bodzy expressly disclaims beneficial ownership, and
     (ii) 9,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

 (8) Includes 5,644 shares of Common Stock held of record by Mr. Arnold's wife, 1363 shares held for Mr. Arnold's benefit in the Company's 401(k) Employee Savings Plan and 3,000 shares that may be acquired upon the exercise of options that are currently exercisable.

 (9) Includes 193,980 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

(10) Mason & Hanger Corporation is a wholly-owned subsidiary of The Mason Company ("TMC"), a private holding company.

(11) Sole dispositive power only.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and certain written representations provided to the Company by such persons, for the fiscal year beginning January 1, 1996 and ending December 31, 1996 all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were complied with except that Mason & Hanger Corporation filed a late report relating to two transactions, each of The Mason Company and Richard M. Loghry filed a late report with respect to the same two transactions by Mason & Hanger Corporation, and Richard M. Loghry filed a late report with respect to one additional transaction.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are Donald E. Nigbor, Steven A. Barton and Cary T. Fu. See "Election of Directors -- Nominees for Election" for certain information with respect to the age, positions and length of service with the Company, and business experience of each executive officer.

                           AMENDMENT TO THE COMPANY'S
                 RESTATED ARTICLES OF INCORPORATION TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has proposed an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10 million to 30 million shares.

     During 1996, the Company issued 674,964 and 1,016,500 shares of Common Stock in the acquisition of EMD and in an offering of shares to the public, respectively. As of April 10, 1997, there were in excess of 5.7 million shares of Common Stock issued and outstanding, and more than 1,000,000 reserved for issuance pursuant to the Company's Stock Option Plan adopted in 1990 and amended at the 1994 and 1996 annual meetings of shareholders. Accordingly, there are less than four million shares of Common Stock available for issuance by the Company from time to time. In order to enhance the Company's financing flexibility, the Board of Directors believes that it would be desirable to have additional authorized shares available for use by the Company. The availability of the additional authorized shares will enhance the Company's ability to meet advantageous market conditions for the sale of additional Common Stock, for the acquisition of desirable assets or companies and for other corporate purposes, such as attracting and retaining qualified employees.

     Although the Company monitors the various financial markets and other business opportunities available to it in an effort to be prepared to take advantage of relatively attractive market conditions and acquisition opportunities, the Company currently has no understandings or agreements for the issuance of securities. No shareholder of the Company has, or will have, any preemptive or other right to acquire additional shares. Depending on the amount of, or purpose for which, additional shares are issued, shareholder approval may or may not be required. Issuance of additional shares might, under certain circumstances, dilute either shareholder equity or voting rights or both.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 30 MILLION SHARES.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG Peat Marwick LLP as the independent auditors of the Company for the year ending December 31, 1997. The shareholders will be asked to ratify the appointment of KPMG Peat Marwick LLP at the Meeting. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present, in person or represented by proxy, at the Meeting. Representatives of KPMG Peat Marwick LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Solicitations of proxies are being made by the Company through the mail and may also be made in person or by telephone. Directors and employees of the Company may be utilized in connection with such solicitations. The Company also will request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Stock held of record by such persons and will reimburse them for their reasonable forwarding expenses.

                  DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS

     For shareholder proposals to be included in the Company's proxy statement and proxy relating to the Company's 1998 annual meeting of shareholders, such proposals must be received by the Company at its principal executive offices not later than December 19, 1997.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring any other matter before the Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

     You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

                                          By order of the Board of Directors,
                                          Cary T. Fu
                                          EXECUTIVE VICE PRESIDENT

      PROXY             BENCHMARK ELECTRONICS, INC.            PROXY

      1997 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 20,
                                     1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The 1997 Annual Meeting of Shareholders of Benchmark Electronics, Inc. ("Company") will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on Tuesday, May 20, 1997, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice and Proxy Statement dated April 18, 1997, accompanying this proxy.

         The undersigned hereby appoints Donald E. Nigbor, Steven A. Barton, and Cary T. Fu, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $0.10 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 1997 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before such meeting or any adjournment thereof.

         This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals unless otherwise indicated.

         This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. If no direction is made, this proxy will be voted FOR the election of all nominees for director named herein to serve on the Board of Directors until the 1998 annual meeting of shareholders and until their successors are duly elected and qualified, FOR approval of the amendment of the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, and FOR the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the year ending December 31, 1997.

                (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.)

                          BENCHMARK ELECTRONICS, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. ELECTION OF DIRECTORS to serve until the                          For All
   1998 annual meeting of shareholders and          For   Withheld    Except
   until their successors are duly elected           O       O          O
   and qualified. NOMINEES-John C. Custer,
   Donald E. Nigbor, Steven A. Barton, Cary
   T. Fu, Peter G. Dorflinger, Gerald W.
   Bodzy, and David H. Arnold

            ---------------------
              Nominee Exception

2. APPROVAL OF THE AMENDMENT OF THE COMPANY'S       For   Against    Abstain
   RESTATED ARTICLES OF INCORPORATION to             O       O          O
   increase the number of authorized shares of the Company's Common Stock to 30 million shares.


3. RATIFICATION OF THE APPOINTMENT OF KPMG          For   Against    Abstain
   PEAT MARWICK LLP as the independent               O       O          O
   auditors of the Company for the year
   ending December 31, 1997.

Please sign your name exactly as it appears below. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Daated:_________________________________, 1997

______________________________________________
        Signature(s) of Shareholder(s)

______________________________________________
        Signature(s) of Shareholder(s)